Exhibit 4.8

NATIONAL ASSET MANAGEMENT AGENCY

THE PERSONS WHOSE NAMES AND ADDRESSES ARE

SET OUT IN SCHEDULE 1 HERETO

NATIONAL ASSET MANAGEMENT AGENCY INVESTMENT LIMITED

SHAREHOLDERS AGREEMENT

CONTENTS

SECTION 1.0 - BASIS OF AGREEMENT		5

1.1	BASIS OF AGREEMENT	5

SECTION 2.0 - CORPORATE GOVERNANCE		5

2.1	DIRECTORS OF THE COMPANY	5
2.2	NAMA GROUP ENTITY	7
2.3	DECLARATION OF INTERESTS	7
2.4	INFORMATION	7

SECTION 3.0 - COVENANTS		7

3.1	NAMA OBJECTIVES	7
3.2	CONDUCT OF THE BUSINESS OF THE COMPANY	9
3.3	DIVIDENDS	9

SECTION 4.0 - SALES AND WINDING-UP		10

4.1	SALE OF SHARES	10
4.2	FORCED SALE ON SALE OF COMPANY	10
4.3	FORCED SALE ON CHANGE OF CONTROL	11
4.4	WINDING-UP	13

SECTION 5.0 - EXIT MECHANISM		13

5.1	LIQUIDITY EVENT	13
5.2	EXECUTION OF THE LIQUIDITY EVENT	13
5.3	COMPLETION OF LIQUIDITY EVENT	14
5.4	RIGHTS AFTER EXERCISE	14
5.5	COMMENCEMENT OF WINDING UP	14

SECTION 6.0 - GENERAL PROVISIONS		15

6.1	AGREEMENT PREVAILS OVER ARTICLES	15
6.2	ANNOUNCEMENTS	15
6.3	ASSIGNMENT	16
6.4	BINDING ON SUCCESSORS	16
6.5	BUSINESS DAYS	16
6.6	CAPACITY	16
6.7	CONFIDENTIALITY	16
6.8	COSTS AND EXPENSES	17
6.9	COUNTERPARTS	17
6.10	ENTIRE AGREEMENT	17
6.11	MODIFICATION	18
6.12	NOTICES	18
6.13	PARTNERSHIP	18
6.14	SEVERABILITY	18
6.15	SURVIVAL OF OBLIGATIONS	18
6.16	WAIVER	19

SECTION 7.0 - INTERPRETATION		19

7.1	DEFINITIONS	19
7.2	CONSTRUCTION	21
7.3	CAPTIONS	22
7.4	SCHEDULES	22
7.5	NON APPLICATION OF CONTRA PROFERENTUM	22
7.6	GOVERNING LAW AND JURISDICTION	22

SCHEDULE 1		23

THE PRIVATE INVESTORS		23

SCHEDULE 2		24

THE SHAREHOLDERS		24

SCHEDULE 3	25

ARTICLES OF ASSOCIATION	25

THIS AGREEMENT is made on 29 March 2010

BETWEEN:

NATIONAL ASSET MANAGEMENT

AGENCY

a body corporate established pursuant to the

National Asset Management Agency Act 2009

having its principal place of business at

Treasury Building, Grand Canal Street

Dublin 2

(“NAMA”)

THE PERSONS WHOSE NAMES AND ADDRESSES ARE

SET OUT IN SCHEDULE 1 HERETO

(collectively called the “Private Investors”)

- and -

NATIONAL ASSET MANAGEMENT AGENCY

INVESTMENT LIMITED

a company incorporated under

the laws of Ireland

having its registered office at

Treasury Building, Grand Canal Street

Dublin 2

(the “Company”)

RECITALS:

A.                                             The Company is a private limited company and was incorporated by NAMA on 27 January 2010 under the Companies Acts 1963 to 2009 with registered number 480243 and now has an authorised share capital of €10,000,000 divided into 49,000,000 A Shares and 51,000,000 B Shares, all of which have been issued and are fully paid up and held as set out in Schedule 2.

B.                                            The Company and its wholly-owned Subsidiary, National Asset Management Limited, have been established by NAMA for the purpose of performing, directly or indirectly, certain of NAMA’s functions as described in Section 11 of the Act.

C.                                             The parties have accordingly agreed to enter into this Agreement for the purposes of regulating the future conduct of the business of the Company and (except for the Company) of regulating their relationship as the holders of the entire issued and allotted share capital of the Company.

D.                                             The Articles on the date of signing this Agreement are in the form set out in Schedule 3.

E.                                              The interpretive provisions of this Agreement are contained in Section 7.0.

THE PARTIES AGREE AS FOLLOWS:

SECTION 1.0 - BASIS OF AGREEMENT

1.1                                        Basis of Agreement

1.1.1                             Each of the parties acknowledges and agrees that the terms of this Agreement (and all of its rights under this Agreement) are subject to the provisions of the Act and that accordingly the exercise by it of any rights pursuant to this Agreement will at all times be in accordance with, and subject to, the provisions of the Act.

1.1.2                             The provisions of Sections 2.0 and 3.0  shall take effect upon the date of this Agreement and, save as otherwise set out below, the rights of each Shareholder under this Agreement shall continue in force only for so long as such Shareholder shall continue to hold any issued Shares.

1.1.3                             Each of the Shareholders undertakes to each of the other Shareholders that it shall use its powers to procure that the Company shall comply in full with the terms of this Agreement.

1.1.4                             NAMA undertakes to the Private Investors that it shall endeavour to procure (in so far as lies within its powers to procure) that the Company shall, at all times within the term of this Agreement, remain a limited liability company and a NAMA group entity.

SECTION 2.0 - CORPORATE GOVERNANCE

2.1                                        Directors of the Company

2.1.1                             The Board shall be constituted in accordance with this Agreement and accordingly no person shall be appointed a Director other than as provided for in this Agreement.

2.1.2                             For so long as NAMA holds any Shares, it shall be entitled to appoint six persons as directors of the Company (each such person an “A Director”) and to remove any director or directors so appointed and, on or after their removal, to appoint a further director or directors in their place. Accordingly, each of the parties (other than the Company) shall use its powers to procure, at the written request of NAMA, the appointment, removal or replacement as director of any such persons. Every appointment or removal pursuant to this Clause shall be by written notice addressed to the Secretary at the registered office of the Company.

2.1.3                             Subject to Clause 2.1.4, for so long as the Private Investors (and/or their Permitted Transferees) collectively hold not less than 50% of the issued Shares, they shall be entitled jointly to appoint six persons as directors of the Company (each such person a “B Director”) and to remove any director or directors so appointed and, on or after their removal, to appoint a further director or directors in their place. Accordingly, each of the parties (other than the Company) shall use its powers to procure the appointment, removal or replacement as director of any such persons. Every appointment or removal pursuant to this Clause shall be by written notice addressed to the Secretary at the registered office of the Company, signed by or on behalf of the holders of a majority of the issued B Shares (save in the case of a notice served by the Chairman of the Board pursuant to Clause 2.1.4). The Private Investors covenant and undertake that any such appointments shall be on terms that the B Directors shall not divulge any Confidential Information to the Private Investors (or any of them) other than information passing pursuant to Clause 2.4 or otherwise as approved by the Board, and that upon or prior to appointment each B Director shall be obliged to enter into a confidentiality undertaking to the Company to this effect.

2.1.4                             The parties agree that no person who is at the time of their proposed appointment, or was at any time in the five years prior to their proposed appointment, a Restricted Individual shall be nominated or appointed pursuant to Clause 2.1.3 unless NAMA has given its prior written consent to such appointment. Each of the Private Investors shall use its powers to procure that any B Director who becomes, or is after his appointment discovered to be, a Restricted Individual, is forthwith removed from the Board, unless NAMA has given its prior written consent otherwise. If any Private Investor shall fail to comply with the provisions of this Clause, the parties agree that the Chairman of the Board is authorised to sign and deliver to the Company the written notice referred to in Clause 2.1.3 on behalf of the relevant Private Investor.

2.1.5                             The parties agree that, in respect of any person nominated for appointment to, or removal from, the Board pursuant to a notice validly served pursuant to Clauses 2.1.2 or 2.1.3 (or pursuant to a notice served by the Chairman of the Board under Clause 2.1.4), such appointment or removal shall be deemed to take effect upon receipt of such notice at the registered office of the Company and no further approval or ratification shall be required.

2.1.6                             The Chairman of the Board shall be appointed in accordance with the Articles. If the chairman is unable to attend any meeting of the Board, the Directors present shall appoint another person approved by NAMA to act as chairman in his place at that meeting.

2.1.7                             No Board meeting shall be quorate unless at least three Directors are present, at least one of whom is an A Director and at least one of whom is a B Director, provided that if a quorum shall not be present within 30 minutes from the time appointed for any Board meeting it shall stand adjourned for seven days to the same time and place and upon being reconvened, any A Director or A Directors present shall constitute a quorum.

2.1.8                             The Board shall establish an audit committee and any such other committees as it may resolve from time to time.  Any committee so established shall be constituted so that an A Director serves as chairman of the committee.

2.2                                        NAMA Group Entity

Each of the parties agrees that the Company constitutes a NAMA group entity for the purposes of the Act.

2.3                                        Declaration of Interests

2.3.1                             Each of the Shareholders undertakes to the other Shareholders and to the Company to use its powers to procure that if any Director appointed by it has a pecuniary interest or other beneficial interest in, and material to, a matter that falls to be considered by the Board:

(a)                                          the Director shall disclose to the other members of the Board the nature of his interest in advance of any consideration of the matter;

(b)                                          the Director shall not influence nor seek to influence a decision to be made in relation to the matter;

(c)                                           the Director shall take no part in any consideration of the matter;

(d)                                          the Director shall absent himself from the meeting or that part of the meeting during which the matter is discussed; and

(e)                                           the Director shall not vote or otherwise act on a decision relation to the matter;

and each of the parties shall use its powers to procure that any interests so disclosed shall be recorded in the minutes of the meeting of the Board or otherwise duly recorded.

2.3.2                             Each of the Shareholders undertakes to the other Shareholders and to the Company to use its powers to procure that each Director appointed by it shall, by 31 January in each year, give notice to NAMA of all of his registrable interests (within the meaning given by the Ethics in Public Office Act 1995) as required by Section 31(2)(a) of the Act.

2.4                                        Information

The Company shall furnish to each of the Private Investors (in each case for so long as it continues to hold at least 5% of the issued Shares) management accounts for the Company in respect of each preceding financial quarter, no later than three months after the end of such financial quarter, subject to such redaction that NAMA, by notice to the Company, requires to be redacted on the basis that it, acting at its sole discretion, considers this desirable in order to protect the confidentiality of any Confidential Information.

SECTION 3.0 - COVENANTS

3.1                                        NAMA Objectives

3.1.1                             Each of the Private Investors agrees, as a fundamental term of its entering into this Agreement, that the Company shall, in accordance with clause 2(1)

of its Memorandum of Association, act in furtherance of the objectives of NAMA as described in the Act, and that no action shall be taken by the Company or any Subsidiary (or be omitted to be taken by the Company or any Subsidiary) where NAMA has notified the Company in writing that it considers (acting in its sole discretion) that such action or omission may not be in the interests or pursuant to the objectives of NAMA or the State or may adversely affect the financial interests of NAMA or the State.

3.1.2                             Without prejudice to the generality of Clause 3.1.1, each of the Private Investors agrees to use its powers to procure that the Company shall not, without the prior written consent of NAMA:

(a)                                          create or issue or agree to create or issue any share or loan capital or give or agree to give any option in respect of any share or loan capital, or purchase or redeem any Shares;

(b)                                          consolidate or sub-divide any of its Shares or alter any of the rights attaching to any of its Shares or cancel or reduce its share capital or repay any amount standing to the credit of any share premium account or capital redemption reserve fund or capitalise any reserves or redeem or buy back any Shares or otherwise reorganise its share capital in any way or create any new class of Shares;

(c)                                           declare or pay any dividends or other distributions in respect of any Shares;

(d)                                          alter its Memorandum of Association or Articles in any way;

(e)                                           negotiate or permit the disposal of Shares or register any transfer of Shares other than in accordance with the terms of this Agreement and the Articles;

(f)                                            appoint or remove any director other than in accordance with the terms of this Agreement and the Articles;

(g)                                           enter into any contract or transaction whereby its business would be controlled otherwise than by the Board;

(h)                                          appoint or remove its auditor;

(i)                                              enter into any scheme of arrangement with its creditors or take steps to effect a members’ voluntary winding-up or which might lead to a winding up of the Company;

(j)                                             exercise its voting rights in respect of any Subsidiary in any way, including by the appointment of directors to the board of any Subsidiary and by the taking of steps to effect a members’ voluntary winding-up or which might lead to a winding up of a Subsidiary;

(k)                                          dispose of any shares in any Subsidiary;

(l)                                              pass any resolution under Sections 28 or 29 of the Companies Act 1990;

(m)                                      issue any direction to the Directors under Article 34.2 of the Articles; and

(n)                                          act in any manner which NAMA (acting unilaterally) considers inconsistent with the provisions of Clause 3.1.1 or the Company’s objects as set out in clause 2(1) of its Memorandum of Association.

3.1.3                             Each of the parties undertakes to use its powers to procure that NAMA’s rights pursuant to this Clause 3.1 are fully upheld.

3.2                                        Conduct of the Business of the Company

3.2.1                             NAMA and the Private Investors shall exercise all voting rights and other powers of control available to them in relation to the Company so as to procure (insofar as they are able to do so by the exercise of those rights and powers) and that the Company shall do everything necessary to procure that at all times during the term of this Agreement:

(a)                                          the business of the Company and any subsidiaries consists exclusively of the Business;

(b)                                          the Company complies with the provisions of this Agreement, and of its Memorandum of Association and Articles of Association;

(c)                                           the Board shall prepare or cause to be prepared complete and correct books and financial records of the Company  and that each Director is given a full opportunity to examine the books and records of the Company on reasonable notice at any time; and

(d)                                          the Board shall prepare, or cause to be prepared, all corporate, statutory and other returns of the Company and cause the same to be filed in a timely manner.

3.3                                        Dividends

Subject to Clause 3.1.2(c), each of the Shareholders agrees to use its respective powers so as to procure that the maximum aggregate amount of dividends or any other cash payment in the nature of a distribution declared or paid on any Share in respect of any financial year or period of the Company shall not exceed an amount equal to the amount paid up thereon (including premium) multiplied by the Relevant Rate. For the purposes of this Clause “Relevant Rate” shall be capped at the Ten Year Irish Government Bond Yield (expressed as a percentage) applying at the date of declaration of the dividend or other distribution and in case of more than one declaration of dividend or other distribution in any financial year or period of the Company the Ten Year Irish Government Bond Yield (expressed as a percentage) applicable at the date of declaration of the first dividend or other distribution in that financial year or period of the Company shall apply.

3.4                               EU Commission

Each of the Shareholders agrees to comply with the terms of the EU Commission’s state aid approval of the NAMA scheme.

SECTION 4.0 - SALES AND WINDING-UP

4.1                                        Sale of Shares

Each of the Private Investors undertakes to NAMA that save in the event of a Listing, it will not dispose of or create any option over, or encumber, pledge or create a lien over, any Shares (or interest in Shares) in favour of any person (i) without the prior written consent of NAMA and (ii) where such consent is forthcoming, without each such person first having entered into a deed of adherence, in a form approved in writing by NAMA, pursuant to which each such person agrees to be bound by the terms of this Agreement.

4.2                                        Forced Sale on Sale of Company

4.2.1                             Subject to Clause 4.2.2, if any person or persons (an “Acquirer”) shall offer or agree to acquire all of the issued Shares and NAMA should wish to accept such offer or enter into such agreement in respect of its Shares, NAMA shall have the right (the “Drag-Along Right”) to require that all other holders of Shares (“Remaining Shareholders”), sell their Shares to the Acquirer on the terms of such offer or proposed acquisition.  The terms of such offer or agreement may provide for a different price and/or different form of consideration to be payable in respect of A Shares and B Shares.

4.2.2                             The Drag-Along Right shall only apply if the price payable per B Share (whether in cash or non-cash consideration) is equal to or in excess of the Capped Return.

4.2.3                             Exercise of the Drag-Along Right shall be by NAMA serving written notice on the Remaining Shareholders (the “Drag Notice”), with a copy to the Company. The Drag Notice shall include the identity of the Acquirer, the consideration per B Share and the date on which the acquisition of the Shares shall be completed or the means by which such date shall be determined having regard to conditions precedent and any other terms of the offer, and shall require each of the Remaining Shareholders to sell to the Acquirer all of their respective Shares on the terms contained in the Drag Notice.

4.2.4                             If, notwithstanding exercise of the Drag-Along Right, any Remaining Shareholder refuses or fails to transfer its Shares on the completion date referred to in Clause 4.2.3 as required pursuant to this Clause then:

(a)                                          the voting, and other rights attaching to those Shares may not be exercised by such Remaining Shareholder and payment of any dividends declared on such shares shall be withheld until such time as the requisite transfer is effected;

(b)                                          any person nominated in writing by NAMA for this purpose is hereby irrevocably appointed as agent and attorney by such Remaining Shareholder with full power and authority to execute and deliver in the name of such Remaining Shareholder and on its behalf all instruments and other documents necessary to effect such transfer and do all things as may be necessary to ratify and confirm any act, deed or document whatsoever that the nominee as attorney shall do or execute or lawfully cause to be done or executed by virtue of such power of attorney; and

(c)                                           NAMA or such nominee as it may appoint under Clause 4.2.4(b) may receive the purchase monies or any non-cash consideration due to such Remaining Shareholder in respect of its Shares and shall remit them to such Remaining Shareholder upon delivery of such holder’s cancelled share certificate(s) to the Company.  The receipt by NAMA or its nominee of such monies or other consideration shall be full discharge of the Acquirer’s payment obligation in respect of that Remaining Shareholder’s Shares. The Company shall, upon delivery of such holder’s cancelled share certificate(s), at the risk of such Remaining Shareholder, send any withheld dividends by registered post to the address of such Remaining Shareholder as recorded in the Company’s Register of Shareholders and, subject to the relevant share transfer forms being duly stamped, shall register the name of the transferee of such Shares in the Company’s Register of Shareholders.

4.3                                        Forced Sale on Change of Control

4.3.1                             If any holder of B Shares shall undergo a Change of Control without the prior written consent of NAMA (“a Defaulting Shareholder”), NAMA shall have the right (the “Buy-Out Right”) to require the Defaulting Shareholder to sell all of its Shares to NAMA, or such other person as NAMA may nominate, at Market Value.

4.3.2                             Exercise of the Buy-Out Right shall be by NAMA serving written notice on the Defaulting Shareholder (the “Buy-Out Notice”), with a copy to the Company. The Buy-Out Notice shall include the identity of the acquirer, the consideration per Share proposed by NAMA as Market Value and the date on which the acquisition of the Shares shall be completed. In proposing Market Value, NAMA shall apply such methods as it considers fair and reasonable in valuing the Shares of the Defaulting Shareholder.

4.3.3                             Without prejudice to the Defaulting Shareholder’s obligation to complete the sale of its Shares on the completion date stated in the Buy-Out Notice for the consideration proposed as Market Value by NAMA in the Buy-Out Notice, if the Defaulting Shareholder believes that the market value of its Shares exceeds the Market Value proposed by NAMA in the Buy-Out Notice, the Defaulting Shareholder may, within 5 Business Days of receipt of the Buy-Out Notice, notify NAMA in writing of the reason(s) for its belief.

4.3.4                             In the absence of agreement as to Market Value within 10 Business Days of receipt of such notification by NAMA, NAMA shall refer the matter to the binding determination of an expert appointed by agreement between NAMA and the Defaulting Shareholder, or in default of agreement within 3 Business Days, appointed by the Minister upon the request of NAMA (the “Expert”). The Expert shall act as expert and not as arbitrator and in the absence of manifest error its determination as to the Market Value of the Defaulting Shareholder’s Shares shall be final and binding.

4.3.5                             If it is determined by the Expert (or agreed between NAMA and the Defaulting Shareholder) that the Market Value is different to the market value originally ascribed to the Defaulting Shareholder’s Shares by NAMA in the Buy-Out Notice and paid to the Defaulting Shareholder on the completion date referred to in Clause 4.3.2, the consideration payable for the Defaulting Shareholder’s Shares shall be adjusted accordingly and either a payment of the additional consideration owing shall be made by NAMA (or such other person as nominated by NAMA pursuant to Clause 4.3.1) as deferred consideration to the Defaulting Shareholder, or a refund of the excess consideration received by the Defaulting Shareholder shall be made by the Defaulting Shareholder to NAMA (or such other person as aforesaid), in either case within 5 Business Days of the Expert’s determination.  The costs and expenses of any Expert appointed pursuant to this Clause shall be borne in accordance with the directions of such Expert.

4.3.6                             If, notwithstanding exercise of the Buy-Out Right, the Defaulting Shareholder refuses or fails to transfer its Shares on the completion date referred to in Clause 4.3.2 as required pursuant to this Clause then:

(a)                                          the voting, and other rights attaching to those Shares may not be exercised by the Defaulting Shareholder and payment of any dividends declared on such shares shall be withheld until such time as the requisite transfer is effected;

(b)                                          any person nominated in writing by NAMA for this purpose is irrevocably appointed as agent and attorney by the Defaulting Shareholder with full power and authority to execute and deliver in the name of the Defaulting Shareholder and on its behalf all instruments and other documents necessary to effect such transfer and do all things as may be necessary to ratify and confirm any act, deed or document whatsoever that the nominee as attorney shall do or execute or lawfully cause to be done or executed by virtue of such power of attorney; and

(c)                                           NAMA or such nominee as it may appoint under Clause 4.3.6(b) may receive the purchase monies due to the Defaulting Shareholder in respect of its Shares and shall remit them to the Defaulting Shareholder upon delivery of the Defaulting Shareholder’s cancelled share certificate(s) to the Company.  The receipt by NAMA or its nominee of such monies shall be full discharge of the payment obligation in respect of the Defaulting Shareholder’s Shares. The Company shall, upon delivery of the Defaulting

Shareholder’s cancelled share certificate(s), at the risk of the Defaulting Shareholder, send any withheld dividends by registered post to the address of the Defaulting Shareholder as recorded in the Company’s Register of Shareholders and, subject to the relevant share transfer forms being duly stamped, shall register the name of the transferee of such Shares in the Company’s Register of Shareholders.

4.4                                        Winding-up

Each of the Private Investors undertakes to NAMA and the Company that following any of:

4.4.1                             a decision by the Minister pursuant to Section 227(3)(b) of the Act that the continuation of NAMA is no longer necessary;

4.4.2                             a decision by the Minister or NAMA that the continued existence of the Company is no longer necessary; or

4.4.3                             the enactment by the Oireachtas of any legislation requiring the winding-up of the Company,

it will fully comply with any and all requests from NAMA or the Board to co-operate with the winding-up of the Company, including by approving any shareholder resolutions that may be necessary to effect this.

SECTION 5.0 - EXIT MECHANISM

5.1                                        Liquidity Event

In consideration of the payment of €1 by NAMA to each Private Investor (receipt of which is acknowledged by each Private Investor), each of the Private Investors hereby grants (in respect of its own Option Shares) to NAMA the option to purchase all (but not some only) of the Option Shares at a price per Option Share equal to the amount of the Capped Return.

5.2                                        Execution of the Liquidity Event

5.2.1                             NAMA is required to exercise the Call Option by giving to each Private Investor an Exercise Notice at any time during the Exercise Period, and will be exercised in respect only of all of the Option Shares.  An Exercise Notice shall include:

(a)                                          the date on which the Exercise Notice is given;

(b)                                          a statement that the Call Option is being exercised pursuant to this Agreement; and

(c)                                           a date on which Option Completion is to take place (which shall be a Business Day no sooner than 2 weeks nor later than 6 weeks after the date of the Exercise Notice).

5.3                                        Completion of Liquidity Event

5.3.1                             Upon the exercise of the Call Option, the parties hereto shall each be bound to complete the purchase and sale of the Option Shares.  Option Completion shall take place at the business address of NAMA for the time being which is Treasury Building, Grand Canal Street Dublin 2 at 11.00 am on the date specified in the Exercise Notice, whereupon each Private Investor shall deliver to NAMA:

(a)                                          a duly executed share transfer form in respect of all of its Option Shares;

(b)                                          the share certificate in respect thereof (or an indemnity satisfactory to NAMA in lieu of any lost share certificate); and

(c)                                           the resignation as director of the Company of any nominee of that Private Investor to the Board, together with confirmation under seal that he has no claim for compensation against the Company on account of such resignation.

5.3.2                             If the purchase and sale of the Option Shares shall, as a result of any statute or regulation binding on any of the parties, require notification to and/or the consent or approval of any statutory body or authority to be valid (or to relieve such party of any statutory penalty), then the obligations of the parties pursuant to Clause 5.3.1 shall be conditional upon such notification and/or consent or approval. If such notification is made, or such consent or approval is granted, after the date specified for Option Completion in the Exercise Notice, Option Completion shall take place on the third Business Day thereafter. Each of the parties shall be required to use all reasonable endeavours to procure that such notification is made and/or such approval or consent is granted.

5.3.3                             Upon Option Completion, NAMA shall pay to each Private Investor an amount equal to the Capped Return per each Option Share comprised in its Option Shares.  Following Option Completion, each of the parties shall use its reasonable endeavours to ensure the registration of NAMA or its nominee as the holder of the Option Shares.

5.4                                        Rights After Exercise

All rights attached to the Option Shares shall accrue to NAMA as and from Option Completion, and on and from that date each of the Private Investors shall account to NAMA for all dividends and distributions paid on the Option Shares in respect of a date on or following Option Completion.  Following Option Completion, each Private Investor shall exercise all voting and other rights attaching to the Option Shares as directed by NAMA.

5.5                                        Commencement of Winding up

5.5.1          If, prior to Option Completion, a winding up of the Company shall commence such that a transfer of the Option Shares would be void without the consent of the Court or of the liquidator (as the case may be), Option

Completion shall nevertheless occur upon the due date therefor after exercise of the Call Option, and the Option Price shall be paid, on the basis that:

(a)                                          each of the Private Investors shall deliver a duly executed transfer form to NAMA upon demand and shall use all reasonable endeavours to procure, in co-operation with the NAMA, any consent necessary in respect thereof; and

(b)                                          each of the Private Investors shall hold its Option Shares on trust for NAMA; and

(c)                                           Clause 5.4 shall continue to apply to the Option Shares without limit as to time.

5.5.2                             For the avoidance of doubt, the Call Option nor any exercise thereof shall lapse or be frustrated in consequence of a winding up of the Company.

SECTION 6.0 - GENERAL PROVISIONS

6.1                                        Agreement Prevails over Articles

If any conflict or inconsistency arises between the terms of this Agreement and the Articles, the terms of this Agreement shall prevail as between the parties but not so as to amend the Articles. If it is necessary to amend the Articles in order to procure the enforcement of any of the provisions of this Agreement or to carry into effect the intention underlying any of the provisions of this Agreement, each of the parties (other than the Company) agrees to use its powers to procure that the Articles are so amended and each of the parties irrevocably appoints the Chairman of the Board as its agent and attorney with full power and authority in his name and on his behalf to negotiate sign seal and deliver all instruments and do all things as may be necessary to ratify and confirm any act deed or document whatsoever that the Chairman of the Board as attorney shall do or execute or lawfully cause to be done or executed by virtue of such power of attorney and to indemnify the chairman against all costs, claims, damages, expenses and liabilities of any nature howsoever incurred arising from the exercise in good faith of such power of attorney.

6.2                                        Announcements

6.2.1                             Save as required by law, no announcement or other disclosure concerning the existence, subject matter or any other aspect of this Agreement or the arrangements provided for in this Agreement shall be made by any Private Investor save in a form and at a time agreed in writing by NAMA. If a Private Investor believes it is required by law to make an announcement or other disclosure as described above, before doing so it shall (to the extent it is legally permitted to do so) give NAMA as much notice as possible, obtain written legal advice confirming that the announcement or disclosure is required by law, provide NAMA with a copy of its written legal advice to this effect and take into account the reasonable requests of NAMA in relation to the content and timing of the announcement or disclosure.

6.2.2                             NAMA shall be free to make any announcement or other disclosure it thinks fit concerning the existence, subject matter or any other aspect of this Agreement or the arrangements provided for in this Agreement.

6.3                                        Assignment

6.3.1                             The rights of the Private Investors shall be deemed to be personal rights and shall not be assignable without the specific prior written consent of NAMA.

6.3.2                             NAMA shall be free to assign its rights under this Agreement.

6.4                                        Binding on Successors

The provisions of this Agreement shall enure to the benefit of and be binding upon the respective successors of the parties hereto.

6.5                                        Business Days

If any action or duty to be taken or performed under any of the provisions of this Agreement would, apart from the provisions of this Clause, fall to be taken or performed on a day which is not a Business Day such action or duty shall be taken or performed on the Business Day next following such date.

6.6                                        Capacity

Each party warrants to each of the others that it has full authority, power and capacity to enter into this Agreement, and that all necessary actions have been taken to enable it lawfully to enter into this Agreement.

6.7                                        Confidentiality

6.7.1                             Each of the Private Investors agrees to hold all Confidential Information in strict confidence and shall not use, disclose, copy, reproduce or distribute any of it or otherwise make it available to any other person (including any of its employees, officers, servants, agents or advisors) without the Company’s specific prior written approval.

6.7.2                             Each Private Investor shall procure that each of its employees, officers, servants, agents and advisers to whom any Confidential Information may be disclosed is advised of his obligations under Section 202 of the Act and adheres to the terms of this Clause as if a party to this Agreement.  Each of the Private Investors will keep any Confidential Information it receives secure and properly protected against unauthorised access (including by electronic means) and shall notify the Company immediately upon becoming aware that any Confidential Information has been disclosed to a third party.

6.7.3                             Each Private Investor shall be responsible for any breach of the terms of this Clause by any of its employees, officers, servants, agents and advisers.

6.7.4                             The obligations contained in this Clause shall not apply to a Private Investor in respect of any Confidential Information which:

(a)                                          at the time of supply is in the public domain;

(b)                                          subsequently comes into the public domain other than through a breach of this Clause by that Private Investor;

(c)                                           is already in the lawful possession of that Private Investor (as evidenced by written records); or

(d)                                          is required to be disclosed by law or by any court or regulatory authority of competent jurisdiction, provided that the relevant Private Investor will, to the extent permitted by law, promptly notify the Company in writing and co-operate with the Company regarding the timing and content of such disclosure and regarding any action which the Company may elect to challenge the validity of such required disclosure.

6.8                                        Costs and Expenses

All expenses incurred by or on behalf of each of the parties in connection with the negotiation, preparation or execution of this Agreement shall be borne solely by the party who incurred the liability and the Company shall have no liability in respect thereof.

6.9                                        Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts each of which when executed and delivered shall constitute an original, all such counterparts together constituting one and the same instrument.

6.10                                 Entire Agreement

6.10.1                      This Agreement (together with the documents and instruments referred to in this Agreement, including the Subscription Agreement and Memorandum and Articles) contains the entire agreement between the parties relating to the transactions provided for in this Agreement and supersedes all previous representations, arrangements, undertakings and agreements (if any) between such parties in respect of such matters.

6.10.2                      Each of the parties to this Agreement acknowledges that in agreeing to enter into this Agreement it has not relied on any representation, warranty, undertaking, covenant or understanding other than those contained in this Agreement (together with the documents and instruments referred to in this Agreement, including the Subscription Agreement and Memorandum and  Articles).

6.10.3                      Nothing in this Clause limits or excludes any liability for fraud.

6.11                                 Modification

No modification of any provision of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by or on behalf of NAMA and the holders of a majority of the B Shares then in issue.

6.12                                 Notices

Save as otherwise provided in this Agreement, any notice or other communication required or permitted to be given or made under this Agreement (“Notice”) shall be in writing and shall either be delivered personally, sent by post or by fax. The address or fax number for service of each party shall be the address or fax number (if any) set out in this Agreement or such other address or fax number previously notified to the other parties as being the service address/ fax number for the purposes of this Clause or, in the case of a company, its registered office. A Notice shall be deemed to have been validly served as follows:

6.12.1                      if delivered personally,  at the time of delivery;

6.12.2                      if sent by post, forty eight hours (or, if posted in a different country to that of the addressee, seven Business Days) after the same shall have been posted (and in proving service it shall be sufficient to prove that the letter  has been correctly addressed, stamped and delivered to the postal authorities); and

6.12.3                      if sent by fax, at the time of termination of the fax transmission; (and in proving service it shall be sufficient to produce a transmission report from the sender’s fax machine indicating that the fax was sent to the recipient’s fax machine), provided that if, in accordance with the above provisions, any such Notice would otherwise be deemed to be given or made outside working hours (being 9 a.m. to 5.30 p.m. on a Business Day), such Notice shall be deemed to be given or made at the start of working hours on the next succeeding Business Day.

6.13                                 Partnership

This Agreement shall not operate so as to create a partnership or joint venture of any kind between the parties or constitute any party as the agent of any other.

6.14                                 Severability

If at any time any one or more of the provisions of this Agreement or any part thereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

6.15                                 Survival of Obligations

The expiration or determination of this Agreement howsoever arising shall not affect such of the provisions of this Agreement as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

6.16                                 Waiver

A waiver by any party or parties of any breach of any of the terms, provisions or covenants of this Agreement or the acquiescence of any party or parties in any act (whether of commission or omission) which but for such acquiescence would be a breach as aforesaid, shall not constitute a general waiver of such term, provision or covenant or of any subsequent act contrary thereto.  Any liability to any party under the provisions of this Agreement may be released, compounded or compromised by such party in its absolute discretion as regards any party or parties under such liability without in any way prejudicing its rights against any other party or parties under the same or a like liability, whether joint and several or otherwise.

SECTION 7.0 - INTERPRETATION

7.1                                        Definitions

In this Agreement the following expressions shall, unless the context otherwise requires, have the following meanings:

7.1.1                             “A Shares”, the A Shares of €0.10 each in the capital of the Company;

7.1.2                             “Act”, the National Asset Management Agency Act 2009;

7.1.3                             “Articles”, the articles of association of the Company in the form set out in Schedule 3 as the same may be amended from time to time;

7.1.4                             “Board”, the board of directors of the Company from time to time;

7.1.5                             “B Shares”, the B Shares of €0.10 each in the capital of the Company;

7.1.6                             “Business”, the business of the Company as described in Recital B;

7.1.7                             “Business Day”, a day (other than a Saturday, Sunday or public holiday) when banks in the State are open for business;

7.1.8                             “Call Option”, the option granted by the Private Investors to NAMA in Clause 5.1 and which must be exercised in accordance with Clause 5.2;

7.1.9                             “Capped Return” has the meaning set out in the Articles;

7.1.10                      “Change of Control”, in respect of a holder of B Shares, where that holder ceases to be a member of the group of companies of which it forms a part on the date of execution of this Agreement;

7.1.11                      “Companies Acts”, the Companies Acts 1963 to 2009 and any modification, amendment or replacement thereof;

7.1.12                      “Confidential Information”, all information:

(a)                                          within the meaning of confidential information contained in Section 202 of the Act;

(b)                                          relating to the terms of this Agreement or the Subscription Agreement; or

(c)                                           relating to the Company, any Subsidiary, the Business or NAMA and which has come into the possession of a party by virtue of its shareholding in the Company and/or the operation of this Agreement (including information received pursuant to Clause 2.4 and information received from any Board member appointed by a party);

7.1.13                      “Exercise Notice”, written notice given in accordance with Clause 5.3.1 and Clause 6.12;

7.1.14                      “Exercise Period”, the period beginning on the tenth anniversary of the date of this Agreement and ending at 12 midnight 180 days thereafter;

7.1.15                      “Listing”,

(a)                                 the admission of any of the shares of the Company to the Official List of the Irish Stock Exchange Limited and/or the London Stock Exchange Limited; or

(b)                                 the admission to trading of such shares on the Irish Enterprise Exchange of the Irish Stock Exchange (or any other market regulated by the Irish Stock Exchange Limited) or on the Alternative Investment Market of the London Stock Exchange Limited (or any other market regulated by the London Stock Exchange Limited); or

(c)                                  the listing or quotation of any such shares (or in the case of the New York Stock Exchange the listing or quotation of depository receipts representing such shares) on any other stock exchange or regulated securities market (including the New York Stock Exchange or NASDAQ);

7.1.16                      “Market Value”, the market value of any Shares, as proposed by NAMA pursuant to Clause 4.3.2 or as agreed or determined pursuant to Clause 4.3.4, as the case may be;

7.1.17                      “Minister”, the Minister for Finance;

7.1.18                      “NAMA group entity”, has the meaning given to that term in Section 4(1) of the Act;

7.1.19                      “Option Completion”, completion of the purchase and sale of the Option Shares pursuant to exercise of the Call Option;

7.1.20                      “Option Shares”, the 51,000,000 B Shares in issue at the date hereof;

7.1.21                      “Permitted Transferee”, a person to whom a Private Investor has transferred any B Shares with the prior written consent of NAMA in accordance with Clause 4.1;

7.1.22                      “Restricted Individual”, an employee or board member of any credit institution licensed to conduct business in the State;

7.1.23                      “Shares”, the A Shares, the B Shares and any other shares in the capital of the Company from time to time;

7.1.24                      “Shareholders”, NAMA and each of the Private Investors;

7.1.25                      “State”, Ireland;

7.1.26                      “Subscription Agreement”, the share subscription agreement entered into on the date of this Agreement between NAMA, the Private Investors and the Company; and

7.1.27                      “Subsidiary”, a subsidiary undertaking, as defined by the European Communities (Group Accounts) Regulations, 1992 (S.I. No. 2010/1992).

7.2                                        Construction

7.2.1                             Save as otherwise provided, any reference to a Section, Clause, Schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, schedule, paragraph or sub-paragraph (as the case may be) of this Agreement.

7.2.2                             Any reference to any provision of any legislation shall include any modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision.  Any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of the State.

7.2.3                             In this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.  References to persons shall include natural persons, firms, bodies corporate, unincorporated associations and partnerships, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality).

7.2.4                             Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

7.2.5                             Any reference to a Shareholder (including where the Shareholder is described as a “party”, as a “Private Investor” or as “NAMA”) using its “powers to procure” in respect of a particular objective shall mean that such Shareholder shall be required to take all necessary steps and will exercise all of its rights and powers to procure (in so far as lies within its power of procurement, individually or collectively with others) that the objective is achieved, including by exercising its voting rights as a Shareholder (whether by convening any necessary shareholders’ meeting, executing any written shareholders’ resolution, voting in favour of any resolution or otherwise), and including endeavouring to procure that its nominees on the Board exercise their voting rights as Directors to procure that the objective is achieved.

7.2.6                             Any undertaking by any party not to do any act or thing shall be deemed to include an undertaking not to permit or suffer the doing of that act or thing by that party’s employees, officers, servants, agents, Subsidiaries or other persons over whom that party is capable of exercising control or in respect of whom that party is vicariously liable.

7.3                                        Captions

The headings and captions to the Clauses in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the interpretation or construction of this Agreement.

7.4                                        Schedules

The Schedules form part of the Agreement and shall have effect as if set out in full in the body of this Agreement.  Any references to this Agreement includes the Schedules.

7.5                                        Non Application of Contra Proferentum

The parties have participated jointly in the negotiating and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any of the provisions of this Agreement.

7.6                                        Governing Law and Jurisdiction

7.6.1                             This Agreement shall in all respects (including in respect of its formation and its performance) be governed by and construed in accordance with the laws of Ireland.

7.6.2                             Each party irrevocably agrees that the courts of Ireland shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement and for such purposes each party irrevocably submits to the jurisdiction of the courts of Ireland.

IN WITNESS whereof these presents have been entered into the day and year first herein written.

SCHEDULE 1

The Private Investors

Name	Number and Class of Shares	Fax Number	Address

Irish Life Assurance PLC (Irish Life)	17,000,000 B Shares	[•]	Beresford Court, Beresford Place, Dublin 1

New Ireland Assurance Company PLC (New Ireland)	17,000,000 B Shares	[•]	9/12 Dawson Street Dublin 2

Percy Nominees Limited (“AIBIM”)	17,000,000 B Shares	[•]	AIB Investment House, Percy Place, Dublin 4

Private Investor Total	51,000,000 B Shares

SCHEDULE 2

The Shareholders

Name	Number and Class of Shares	Fax Number	Address

NAMA	49,000,000 A Shares		As above

Irish Life	17,000,000 B Shares		As above
New Ireland	17,000,000 B Shares		As above
Percy Nominees	17,000,000 B Shares		As above
Private Investor Total	51,000,000 B Shares

SCHEDULE 3

Articles of Association

PRESENT when the seal of the NATIONAL ASSET MANAGEMENT AGENCY was affixed hereto:
Signature

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PRESENT when the common seal of IRISH LIFE ASSURANCE PLC was affixed hereto:
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PRESENT when the common seal of NEW IRELAND ASSURANCE COMPANY PLC was affixed hereto:
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PRESENT when the common seal of AIB INVESTMENT MANAGERS LIMITED as agent for PERCY NOMINEES LIMITED was affixed hereto:
Signature

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PRESENT when the common seal of NATIONAL ASSET MANAGEMENT AGENCY INVESTMENT LIMITED was affixed hereto:
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